Exhibit (a)(19)

Contact:	G. Michael Freeman	Stephen Cohen
	Associate Vice President, Investor	Teneo Strategy
Relations and Corporate
Communications
	919-862-1000	347-489-6602

For Immediate Release

Salix Pharmaceuticals, Ltd. Confirms Receipt of an

Unsolicited Proposal from Endo International plc

Raleigh, NC – March, 11, 2015 – Salix Pharmaceuticals, Ltd. (Nasdaq: SLXP) (“Salix” or the “Company”) today confirmed that it has received an unsolicited proposal from Endo International plc (“Endo”) to acquire all of the outstanding shares of common stock of the Company for a combination of 1.4607 shares of Endo common stock and $45.00 in cash per share of common stock of the Company (the “Proposal”).

The Salix Board of Directors, in consultation with its financial and legal advisors, will carefully review and consider the Proposal and pursue the course of action that it believes is in the best interests of the Company’s stockholders. The Company’s stockholders do not need to take any action at this time.

As previously announced, Salix is party to an Agreement and Plan of Merger, dated as of February 20, 2015, with Valeant Pharmaceuticals International, Inc. and certain of its subsidiaries pursuant to which Salix stockholders would receive an amount in cash equal to $158.00 per share for each share of Salix common stock that they own.

Centerview Partners LLC and J.P. Morgan Securities LLC are serving as financial advisors to the Company and Cadwalader, Wickersham & Taft LLP is serving as legal counsel to the Company.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company’s 500-member specialty sales force. Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

Forward-Looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding the proposed acquisition of Salix. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in Salix’s most recent annual or quarterly report and detailed from time to time in Salix’s other filings with the Securities and Exchange Commission (the “SEC”), which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Salix undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Important Information for Investors and Security Holders

This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, has been filed with the SEC by a subsidiary of Valeant Pharmaceuticals International, and a Solicitation/Recommendation Statement on Schedule 14D-9 has been filed with the SEC by Salix. The tender offer is being made only pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND STOCKHOLDERS OF SALIX ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN (OR WILL CONTAIN) IMPORTANT INFORMATION. These materials will be sent free of charge to Salix stockholders, and may also be obtained from Salix’s website, www.salix.com. In addition, all of these materials (and all other tender offer documents filed with the SEC) are or will be available at no charge from the SEC through its website at www.sec.gov.